Exhibit 10.1
August 7, 2019
Alfred Merriweather
c/o Adamas Pharmaceuticals, Inc.

Re: Separation and Consulting Agreement
Dear Alf:
This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Adamas Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.SEPARATION DATE. We have mutually agreed that your last day of employment with the Company will be December 31, 2019 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Between the date you sign this Agreement and the Separation Date (the “Transition Period”), you will continue to serve as the Company’s Chief Financial Officer (only through October 31, 2019, when you will move to an individual contributor role, reporting to the Chief Financial Officer), and will use your best efforts to perform your assigned duties and to transition those duties as requested by the Company. During the Transition Period, you shall continue to comply with all Company policies, as well as all contractual, statutory, and common law obligations to the Company.
2.POST-SEPARATION CONSULTING. Although the Company is not required to provide you any compensation or benefits after the Separation Date pursuant to any agreement between you and the Company or any Company severance benefit plan, if: (i) on or within twenty-one (21) days of your receipt of this Agreement, you sign it and allow the releases contained herein to become effective; and (ii) you fully comply with your obligations hereunder during the Transition Period and thereafter; and (iii) on or within twenty-one (21) days after the Separation Date, you execute and return to the Company the Separation Date Release, attached hereto as Exhibit A (the “Release”) and allow the releases contained therein to become effective; then the Company will engage you for consulting services on the following terms:
(a)Consulting Period. The consulting relationship will commence on the Separation Date and continue through December 31, 2020, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the "Consulting Period").

Alfred Merriweather
August 7, 2019

(b)Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise (the "Consulting Services"). The Company anticipates that you will provide services at the request of, and subject to the direction of, the new Chief Financial Officer when that person is retained.
(c)Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. Consulting Services shall be provided as requested and needed by the Company and at times mutually agreed between you and the Company. You will not be required to report to the Company's offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company's policies and procedures.
(d)Consulting Fees. During the Consulting Period, you will receive consulting fees in the amount of $36,000.00 per month ("Consulting Fees"). The Consulting Fees will be paid within thirty (30) business days of receipt by Company of each of your invoice(s) for Consulting Services. In addition, if you timely elect continuing health care coverage through COBRA, the Company will pay the cost to continue your health care benefits through December 31, 2020, or until you become eligible for health insurance benefits from another employer, whichever comes first. You will promptly notify the Company if you become eligible for such benefits from another employer. Finally, you shall seek advance written approval prior to incurring any expenses for which you will seek reimbursement in connection with your duties during the Consulting Period.
(e)Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.
(f)Taxes and Withholding. The Company will not make any withholdings or deductions, and will issue you an IRS Form 1099, with respect to any Consulting Fees paid to you. You will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.

Alfred Merriweather
August 7, 2019

(g)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
(h)Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
(i)December 31, 2020, unless the Consulting Period is extended by mutual written agreement by both you and the Company; or
(ii)Thirty (30) days after you provide written notice that you are terminating the Consulting Period for any reason; or
(iii)Immediately upon the Company's written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Confidential Information and Inventions Assignment Agreement; or
(iv)If the Consulting Period ends pursuant to Section 2(h)(ii) or (iii), you will be entitled to all Consulting Fees (or pro rata portion thereof) earned through the last date that you provide Consulting Services, but you shall not receive any Consulting Fees or compensation through December 31, 2020.
(i)Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, do not compete or otherwise conflict with, directly or indirectly, the business, operations and interests of the Company. Specifically, during the Consulting Period, you are prohibited from performing any work for any business entity that is competitive with the Company and from engaging in any other work activity, or preparation for work activity, that is competitive with the Company. For purposes of this Agreement, the term "competitive" shall mean other companies or institutions that are researching and/or developing therapies for Parkinson’s disease, multiple sclerosis walking and epilepsy.
3.STOCK OPTIONS AND RESTRICTED STOCK UNITS.  You were granted both restricted stock units (the “RSUs”) and stock options to purchase shares of the Company’s common stock (the “Stock Options”), pursuant to the Company’s 2014 Equity Incentive Plan and 2016 Equity Inducement Plan (the “Plans”).  You and the Company agree that the Plans, and the RSU and Stock Option agreements and grant notices, provide that your service as a consultant pursuant to this Agreement will be continuous service which will allow for continued vesting of the RSUs and Stock Options until the end of your consulting relationship with the Company. Your RSUs and Stock Options shall continue to be governed by the terms of the applicable grant notices, stock option and RSU agreements and the Plans.
4.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

Alfred Merriweather
August 7, 2019

5.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. You acknowledge that you are not entitled to receive, and will not receive, any 2019 bonus (or any pro rata portion thereof) pursuant to the Company’s Executive Bonus Plan.
6.RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the post-separation benefits provided hereunder.
7.PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidential Information and Invention Assignment Agreement is attached hereto as Exhibit B.
8.CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Governmental Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; and (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Alfred Merriweather
August 7, 2019

9.NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees to instruct the Company’s Officers and Directors not to disparage you in any manner that is likely to be harmful to you or your reputation. Furthermore, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or limit your rights under Section 7 of the National Labor Relations Act, which include your right to engage in protected concerted activities with other employees to improve or discuss terms and conditions of employment. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.NO VOLUNTARY ADVERSE ACTION; AND COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
11.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.RELEASE OF CLAIMS.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

Alfred Merriweather
August 7, 2019

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to me); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

Alfred Merriweather
August 7, 2019

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
13.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

Alfred Merriweather
August 7, 2019

14.DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law, including attorneys’ fees. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
15.MISCELLANEOUS. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

Alfred Merriweather
August 7, 2019

I wish you good luck in your future endeavors.
Sincerely,
ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Greg T. Went
Greg T. Went
Chief Executive Officer

Exhibit A – Separation Date Release
Exhibit B - Confidential Information and Inventions Assignment Agreement

ACCEPTED AND AGREED:

/s/ Alfred Merriweather
Alfred Merriweather

August 23, 2019
Date